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                                                                   Exhibit 23.04

                         Consent of Grant Thornton LLP

   We have issued our reports dated August 1, 2000 and March 26, 2000, respectively, accompanying the financial statements of One Web Place, Inc. as of September 30, 1999 and for the year then ended and Norman Levy Associates, Inc. and subsidiaries, as of April 30, 1999 and 1998 and for the years then ended, contained in the Registration Statement and Prospectus of DoveBid, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          /s/ Grant Thornton LLP

Minneapolis, Minnesota

September 20, 2000